Exhibit 99.1


          Star Gas Partners, L.P. Reports 2003 Fiscal Third
             Quarter Results, Achieves Record Q3 Sales of
            $235.2 Million and Announces Six Acquisitions


    STAMFORD, Conn.--(BUSINESS WIRE)--Aug. 6, 2003--Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE: SGU, SGH), a diversified home energy distributor and services provider specializing in heating oil, propane, natural gas and electricity, today reported results for the fiscal 2003 third quarter and the nine months ended June 30, 2003. Star also reported that since April 1, 2003 it has completed six acquisitions consisting of 81 million gallons - including the acquisition of Valero's home heating oil business in New England.
    For the fiscal 2003 third quarter ended June 30, 2003, Star's sales rose 25% to a record $235.2 million, versus $188.7 million in the third quarter of fiscal 2002. This significant rise resulted from higher energy prices, as well as a 6% volume increase. This volume increase was the result of both the impact of colder weather during the early part of the quarter as well as the contribution from 14 acquisitions made since April 1, 2002.
    Star's fiscal third quarter is a non-heating period and the operating loss rose from $20.7 million in 2002 to $26.4 million in 2003 primarily due to a) the expensing of $4.4 million tied to the value of previously granted equity-based compensation; and, b) $2.0 million of reorganization expenses associated with the previously announced heating oil division's Business Process Redesign Improvement Program.
    The third quarter seasonal net loss increased to $37.9 million resulting from the aforementioned operating loss and from increased interest expense largely due to financing higher levels of working capital associated with increased sales. Diluted net loss per limited partner unit rose to $1.15 per unit in the third quarter of fiscal 2003, from $1.02 per unit in the third quarter of fiscal 2002. EBITDA for the three months ended June 30, 2003 was a loss of $13.2 million, versus a loss of $5.6 million in the fiscal 2002 third quarter. This decrease in EBITDA was primarily due to the same two factors that accounted for the increased operating loss.
    For the nine months ended June 30, 2003, sales increased 45% to a record $1.3 billion, compared to $886.2 million in the same period in fiscal 2002, due both to volume expansion and higher energy prices. Operating income for the nine months ended June 30, 2003 increased 42% to $99.0 million, from $69.8 million in the comparable period in fiscal 2002. This was due primarily to a) an approximate 24% rise in volume largely driven by colder temperatures; b) 19 acquisitions consummated since October 1, 2001; and, c) a 1.3 cent per gallon heating oil and propane gross profit margin increase, notwithstanding historically high energy prices.
    Net income for the nine months ended June 30, 2003 increased 47% to $61.4 million, from $41.8 million in the comparable period in fiscal 2002. Income before the cumulative effect of the change in accounting principle for the adoption of SFAS No. 142, relating to accounting for goodwill and other intangibles, rose 56% to $65.3 million, from $41.8 million in the comparable period of fiscal 2002. This increase was primarily attributable to the operating income increase, offset by higher income taxes and interest expense. Diluted net income per limited partner unit grew to $1.87 per unit. Income per limited partner unit before the cumulative effect of the change in accounting principles for the adoption of SFAS No. 142 increased 35% to $1.99, versus $1.47 in the comparable period in fiscal 2002.
    EBITDA for the nine months ended June 30, 2003 rose $20.1 million to $133.9 million. Included in EBITDA for that period was a charge of $3.9 million for the cumulative effect of change in accounting principle for the adoption of SFAS No. 142.
    Star also announced that during the period from April 1, 2003 to date, the Partnership has acquired six heating oil and propane companies consisting of approximately 95,000 customers. These acquisitions are expected to add 81 million gallons of annual volume, representing an approximate 13% increase in Star's total volume. The cumulative acquisition purchase price was $68.5 million, representing a 5.3x anticipated EBITDA multiple. The largest acquisition was the Ultramar New England Home Energy business, a unit of Valero Energy Corporation (NYSE: VLO). The other five companies were SICO Heating Oil Company of Mount Joy, Pennsylvania; Summit Gas Co., Coventry, Rhode Island; DiFeo Oil & Gas, Brentwood, New Hampshire; Palmyra Service Co., Palmyra, Maine; and, Carlos Leffler, Inc., Richland, Pennsylvania.
    Commenting on this performance, Chairman Irik P. Sevin stated, "We are pleased that in the fiscal third quarter, the Partnership performed operationally in-line with expectations. This enabled Star to continue to realize the benefits from a) this past winter's cold temperatures; b) the contribution from our acquisition program; and,
c) continued per gallon gross margin expansion. Of possibly even greater long-term significance, however, was the heating oil division's progress this past quarter in commencing the implementation of its Business Process Improvement Program, the results of which we hope to begin realizing in fiscal 2004."
    Mr. Sevin went on to note, "We were also gratified with the continuation of Star's active but disciplined acquisition program, highlighted by the Partnership's selection as the purchaser of Valero's home heating properties."

    Star Gas Partners, L.P., is a leading distributor of home heating oil, propane and deregulated natural gas and electricity. The Partnership is the nation's largest retail distributor of home heating oil and the nation's seventh largest retail propane distributor. Star, through its wholly owned subsidiary Total Gas & Electric, also sells natural gas and electricity in the Northeast, Mid-Atlantic and Florida.

    This news announcement contains certain forward-looking information that is subject to certain risks and uncertainties as indicated from time to time in the Partnership's 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. Included risks and uncertainties are the effects of the weather on the Partnership's financial results, competitive and propane and heating oil pricing pressures, realized savings from the Business Process Improvement Program and other factors impacting the propane, home heating oil, natural gas and electricity distribution industries.



               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
    CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER DATA
                 (in thousands, except per unit data)
                              (unaudited)

                                                    Three Months Ended
                                                         June 30,
                                                  --------------------
                                                    2002       2003
                                                  ---------  ---------
Sales                                             $188,725   $235,220
Costs and expenses:
 Cost of sales                                     127,012    166,411
 Operating expenses                                 67,342     81,993
 Depreciation and amortization expenses             15,027     13,248
                                                   --------  ---------
     Operating loss                                (20,656)   (26,432)
Interest expense, net                                8,767     10,714
Amortization of debt issuance costs                    417        606
                                                   --------  ---------
     Loss before income taxes                      (29,840)   (37,752)
Income tax expense                                      98        100
                                                   --------  ---------
     Net loss                                     $(29,938)  $(37,852)
                                                   ========  =========

General Partner's interest in net loss            $   (331)  $   (378)
                                                   ========  =========

Limited Partners' interest in net loss            $(29,607)  $(37,474)
                                                   ========  =========

Net loss per Limited Partner Unit:

 Basic                                            $  (1.02)  $  (1.15)
                                                   ========  =========
 Diluted                                          $  (1.02)  $  (1.15)
                                                   ========  =========
Basic weighted average number of
 Limited Partner units outstanding                  28,957     32,457
                                                   ========  =========

Diluted number of Limited Partner units             28,957     32,457
                                                   ========  ========

Supplementary Data:
        Retail propane gallons sold                 22,554     20,608
        Home heating oil gallons sold               72,525     79,972
                                                   --------  ---------
            Total gallons sold                      95,079    100,580
                                                   ========  =========

EBITDA (a)                                        $ (5,629)  $(13,184)
                                                   ========  =========

(a) EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution. EBITDA is calculated as follows:

        Net loss                                  $(29,938)  $(37,852)
        Plus:
          Income tax expense                            98       100
          Amortization of debt issuance costs          417       606
          Interest expense, net                      8,767    10,714
          Depreciation and amortization             15,027    13,248
                                                   --------  ---------
             EBITDA                               $ (5,629)  $(13,184)
                                                   ========  =========




               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
    CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER DATA
                 (in thousands, except per unit data)
                              (unaudited)

                                                   Nine Months Ended
                                                        June 30,
                                                  --------------------
                                                      2002       2003
                                                   -------- ----------
Sales                                             $886,233 $1,289,020
Costs and expenses:
 Cost of sales                                     563,241    881,019
 Operating expenses                                209,175    270,034
 Depreciation and amortization expenses             44,039     38,981
                                                   -------- ----------
     Operating income                               69,778     98,986
Interest expense, net                               28,668     29,722
Amortization of debt issuance costs                  1,036      1,597
Loss on redemption of debt                               -        181
                                                   -------- ----------
     Income before income taxes and cumulative
      effect of change in accounting principle      40,074     67,486
Income tax expense (benefit)                        (1,707)     2,235
                                                   -------- ----------
     Income before cumulative effect of change in
      accounting principle                          41,781     65,251
Cumulative effect of change in accounting
 principle for adoption of SFAS No. 142                  -      3,901
                                                   -------- ----------
     Net income                                   $ 41,781 $   61,350
                                                   ======== ==========

General Partner's interest in net income          $    488 $      614
                                                   ======== ==========
Limited Partners' interest in net income          $ 41,293 $   60,736
                                                   ======== ==========

Net income per Limited Partner Unit:

Basic                                             $   1.47 $     1.87
                                                   ======== ==========
Diluted                                           $   1.47 $     1.87
                                                   ======== ==========
Basic weighted average number of
 Limited Partner units outstanding                  28,068     32,453
                                                   ======== ==========

Diluted number of Limited Partner units             28,110     32,561
                                                   ======== ==========

Supplementary Data:
        Retail propane gallons sold                118,394    142,747
        Home heating oil gallons sold              419,175    524,448
                                                   -------- ----------
           Total gallons sold                      537,569    667,195
                                                   ======== ==========

EBITDA (a)                                        $113,817 $  133,885
                                                   ======== ==========

(a) EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution. EBITDA is calculated as follows:

        Net income                                 $ 41,781  $ 61,350
        Plus:
          Income tax expense (benefit)               (1,707)    2,235
          Amortization of debt issuance costs         1,036     1,597
          Interest expense, net                      28,668    29,722
          Depreciation and amortization              44,039    38,981
                                                    --------  --------
             EBITDA                                $113,817  $133,885
                                                    ========  ========



               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                          September 30,    June 30,
                                               2002          2003
                                          ------------- -------------
                                                          (unaudited)
ASSETS
Current assets
 Cash and cash equivalents                $    61,481    $    15,010
 Receivables, net of allowance of $8,282
  and $10,082, respectively                    83,452        146,163
 Inventories                                   39,453         35,859
 Prepaid expenses and other current assets     37,815         38,913
                                          -------------  -------------
   Total current assets                       222,201        235,945
                                          -------------  -------------

Property and equipment, net                   241,892        251,771
Long-term portion of accounts receivables       6,672          6,409
Goodwill                                      264,551        273,923
Intangibles, net                              193,370        188,223
Deferred charges and other assets, net         15,080         13,859
                                          -------------  -------------
   Total Assets                           $   943,766    $   970,130
                                          =============  =============
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
 Accounts payable                         $    20,360    $    25,857
 Working capital facility borrowings           26,195         23,000
 Current maturities of long-term debt          72,113         23,376
 Accrued expenses                              69,444         88,547
 Unearned service contract revenue             30,549         28,801
 Customer credit balances                      70,583         24,883
                                          -------------  -------------
   Total current liabilities                  289,244        214,464
                                          -------------  -------------

Long-term debt                                396,733        490,648
Other long-term liabilities                    25,525         26,671

Partners' capital
 Common unitholders                           242,696        247,119
 Subordinated unitholders                       3,105          7,740
 General partner                               (2,710)        (2,284)
 Accumulated other comprehensive loss         (10,827)       (14,228)
                                          -------------  -------------
   Total Partners' capital                    232,264        238,347
                                          -------------  -------------

   Total Liabilities and Partners'
    Capital                               $   943,766    $   970,130
                                          =============  =============



    CONTACT: Star Gas Partners, L.P.
             Richard F. Ambury, 203/328-7310
              or
             Jaffoni & Collins Incorporated
             Robert L. Rinderman / Purdy Tran, 212/835-8500
             SGU@jcir.com